CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Proxy Statement and Prospectus (the Proxy/Prospectus) constituting part of this Registration Statement on Form N–14 (the Registration Statement) of Fidelity Hereford Street Trust: Fidelity Government Money Market Fund, of our report dated June 10, 2014, on the financial statements and financial highlights included in the April 30, 2014 Annual Report to Shareholders of Fidelity Hereford Street Trust: Fidelity Government Money Market Fund.

We also hereby consent to the incorporation by reference into the Proxy/Prospectus constituting part of this Registration Statement of Fidelity Newbury Street Trust: Prime Fund, of our report dated December 17, 2014, on the financial statements and financial highlights included in the October 31, 2014 Annual Report to Shareholders of Fidelity Newbury Street Trust: Prime Fund.

We further consent to the references to our Firm under the headings “Independent Registered Public Accounting Firms”, “Financial Highlights and other information about the Funds”, “Experts”, “Form of Agreement and Plan of Reorganization of Prime Fund (Proposal 2)” and “Appendix C Fees and Services of the Independent Registered Public Accounting Firm (Proposal 1)” in the Proxy/Prospectus and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Fidelity Hereford Street Trust: Fidelity Government Money Market Fund and Fidelity Newbury Street Trust: Prime Fund, dated June 28, 2014 and December 30, 2014, respectively, which are also incorporated by reference into the Proxy/Prospectus.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts

January 28, 2015